CYTOSORBENTS CORPORATION ENTERS INTO
FUNDING AGREEMENT

Monmouth Junction, New Jersey, May 10, 2010 — CytoSorbents Corporation (OTCBB: CTSO), formerly known as MedaSorb Technologies Corporation, a therapeutic device company, engaged in research, development, manufacture, and commercialization of blood purification technologies, announced today that on May 5, 2010, it signed a $6 Million purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor. At such time as the SEC has declared effective a registration statement related to shares underlying the transaction, the Company will have the right over a 25-month period to sell shares of its common stock to LPC from time to time in amounts between $50,000 and $750,000, depending on certain conditions, for up to $6 million in the aggregate. The purchase price of the shares will be based on the prevailing market prices of the Company’s shares at the time of sales without any fixed discount, and the Company will control the timing and amount of any sales of shares to LPC. There are no negative covenants, restrictions on future financings, penalties or liquidated damages in the purchase agreement. The proceeds received by the Company under the agreement will be used to complete the European Sepsis Trial, pursue CE Mark approval and commercialization of CytoSorb™, expand its product pipeline, and for general working capital purposes. A more detailed description of the agreement is set forth in the Company’s Current Report on Form 8-K to be filed with the SEC which the Company encourages investors to review carefully.

“As we continue to progress in our European Sepsis Trial, we believe that our agreement with LPC will help us to opportunistically fund our business on favorable terms,” said Dr. Phillip Chan, CEO and President of CytoSorbents Corporation.

About CytoSorbents and CytoSorb™

CytoSorbents Corporation, and its operating subsidiary CytoSorbents, Inc., is a therapeutic device company in clinical trials to treat severe sepsis, often called “overwhelming infection”, with a novel blood purification device called CytoSorb™. Severe sepsis afflicts more than 1 million people in the United States and an estimated 18 million people worldwide each year, killing one in every three patients despite the best treatment. In the United States, more die from severe sepsis than from either heart attacks, strokes or any single form of cancer. Severe sepsis is typically triggered by bacterial infections like pneumonia, or viral infections like influenza. However, it is the body’s abnormal immune response to the trigger that leads to the unregulated, massive production of cytokines, often called “cytokine storm”, that then causes severe inflammation, organ failure and often death. CytoSorb™ is a cartridge containing highly porous polymer beads that are designed to filter cytokines and treat potentially fatal cytokine storm. As blood is pumped through the CytoSorb™ cartridge using standard dialysis equipment, the beads bind and remove cytokines and other toxins from blood. The treated blood is then returned to the patient. The Company is currently conducting its European Sepsis Trial – a multi-center, randomized, controlled clinical trial using CytoSorb™ to treat up to 100 patients with severe sepsis in the setting of respiratory failure. Pending a successful trial, the Company will seek CE Mark approval and commercialization of CytoSorb™ in the European Union. CytoSorb™ is one of a number of different resins designed for various medical applications, including improved dialysis, the potential treatment of inflammatory and autoimmune disorders, treatment of rhabdomyolysis in trauma, removal of chemotherapy during treatment of cancer with high dose regional chemotherapy, drug detoxification and others. Additional information is available for download on the Company’s website: www.cytosorbents.com

About Lincoln Park Capital (LPC)

LPC is an institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, energy and technology. LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. CytoSorbents Corporation and CytoSorbents, Inc believe that its primary risk factors include, but are not limited to: obtaining government approvals including required FDA and CE Mark approvals; ability to successfully develop commercial operations; dependence on key personnel; acceptance of the Company's medical devices in the marketplace; the outcome of pending and potential litigation; compliance with governmental regulations; reliance on research and testing facilities of various universities and institutions; the ability to obtain adequate financing in the future when needed; product liability risks; limited manufacturing experience; limited marketing, sales and distribution experience; market acceptance of the Company's products; competition; unexpected changes in technologies and technological advances; and other factors detailed in the Company's Form 10-K filed with the SEC on April 9, 2010, which is available at http://www.sec.gov.

SOURCE: CytoSorbents Corporation (fka MedaSorb Technologies Corporation)

Contact:
CytoSorbents Corporation
David Lamadrid
(732) 329-8885 ext. 816
davidl@cytosorbents.com